UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESP RESOURCES, INC.
(Exact Name of Registrant in its Charter)

NEVADA	2800	98-0440762
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

1255 Lions Club Road
Scott, LA 70583
T: (480) 272-7290
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

David Dugas, President
1255 Lions Club Road
Scott, LA 70583
T: (480) 272-7290
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

VINCENT & REES, L.C.
Attn: David M. Rees
175 South Main, 15th Floor
Salt Lake City, Utah 84111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock	18,028,871	$0.28	$5,000,000	$357
Total	18,028,871	$0.28	$5,000,000	$357

(1)
The shares being registered include (a) 666,667 shares that we have sold to LPC for $100,000, (b) 15,000,000 additional shares that we may sell to LPC, (c) 1,181,102 shares we have issued as a commitment fee, and (d) 1,181,102 shares that we may issue as a commitment fee pro rata as up to $4,900,000 of our stock is purchased by LPC at various prices pursuant to terms of that certain Purchase Agreement dated September 16, 2010, as amended and restated on November, 18, 2010, between us and LPC.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act based on the average of the high and low prices of  the shares of common stock of the Registrant reported on the NASDAQ Capital Market on November 18, 2010.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Note: This Amendment No. 2 to Form S-1 is being filed to correct a typographical error found on the signature page of the Form S-1/A filed on December 15, 2010.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Amounts
Securities and Exchange Commission registration fee	$360
Legal fees and expenses	7,500
Copying	-
State Filing Fees	-

Total:	$7,860

Registration Expenses

All fees and expenses incident to the registrations will be borne by us whether or not any securities are sold pursuant to a registration statement.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of ESPI in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of ESPI if they were not engaged in willful misfeasance or malfeasance in the performance of his or his duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in ESPI in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

RECENT SALES OF UNREGISTERED SECURITIES

For the nine months ended September 30, 2010, the Company received proceeds of $1,234,500 from sales of 17,635,714 units in a private placement.  Each unit consist of one share of common stock, one warrant for the purchase of share of common stock at an exercise price of $0.25 for a period of one year, and a warrant for the purchase of a share of common stock at an exercise price of $0.75 for a period of one year beginning on the first anniversary of the issuance of the warrant.  On September 16, 2009, the Company received proceeds of $40,000 from the sale of 571,429 units in a private placement.  Each unit consists of one share of common stock, one warrant for the purchase of a share of common stock at an exercise price of $0.25 for a period of one year, and one warrant for the purchase of a share of common stock at an exercise price of $1.00 for a period of one year beginning on the first anniversary of the issuance of the warrant.  In October, 2009, the Company received proceeds of $25,000 from sales of 357,143 units in a private placement.  Each unit consists of one share of common stock, one warrant for the purchase of a share of common stock at an exercise price of $0.25 for a period of one year, and a warrant for the purchase of a share of common stock at an exercise price of $1.00 for a period of one year beginning on the first anniversary of the issuance of the warrant.  In November and December, 2009, the Company received proceeds of $164,000 from sales of 2,342,808 units in a private placement. Each unit consists of one share of common stock, one warrant for the purchase of a share of common stock at an exercise price of $0.25 for a period of one year, and a warrant for the purchase of a share of common stock at an exercise price of $.75 for a period of one year beginning on the first anniversary of the issuance of the warrant.  On February 25, 2008, we entered into a subscription agreement with Trius Energy, LLC, of which Scott Tyson is a significant shareholder, whereby we agreed to issue 1,200,000 shares of our common stock for aggregate proceeds of $720,000.  On April 3, 2008, we entered into a subscription agreement with one accredited investor, whereby we agreed to issue 1,111,111 units for gross proceeds of $500,000, pursuant to a private placement subscription agreement. Each unit is comprised of one common share and one common share purchase warrant.  Each warrant entitles the holder thereof to purchase an additional common share at $0.75 per share up to April 3, 2009 and at $1.00 per share from April 4, 2009 to April 3, 2010. Between August 11 and August 18, 2008, the Company completed three private placements for a total of 1,750,000 units at $0.20 per unit for gross proceeds of $350,000. Each unit is comprised of one common share in the capital of the Company and oil and gas net revenue interests in the Baker 80 lease (the “Property”) as follows:

i)
the subscriber shall receive 51% of the Company’s net revenue interests in the Property, defined as up to the amount that is equal to 150% of the gross amount paid by the subscriber for the private placement, pro rata based on the percentage of the amount subscribed as compared to the total proceeds in aggregate of the private placement; and

ii)
thereafter, on the condition the private placement closes $2,500,000 in total proceeds in aggregate, the subscriber shall receive 8% of the Company’s net revenue interests in the Property pro rata based on the percentage of the amount subscribed as compared to the total proceeds in aggregate

In all of the transactions listed above , each purchaser of the unregistered securities represented to the Company that such purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D. The Company sold these unregistered securities in accordance with Rule 506 of Regulation D under the Securities Act of 1933, as amended. Proceeds were used for working capital to fund continuing operations.

EXHIBITS

Exhibit Number	Description

1.1	Licensing Agreement with Peter Hughes (incorporated by reference from our Registration Statement on Form SB-2 filed on April 18, 2006)

3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form SB-2 filed on April 18, 2006)

3.2	Bylaws (incorporated by reference from our Registration Statement on Form SB-2 filed on April 18, 2006)

3.3
Articles of Merger filed with the Secretary of State of Nevada on September 19, 2007 and which is effective September 28, 2007 (incorporated by reference from our Current Report on Form 8-K filed on September 28, 2007)

3.4
Certificate of Change filed with the Secretary of State of Nevada on September 19, 2007 and which is effective September 28, 2007 (incorporated by reference from our Current Report on Form 8-K filed on September 28, 2007)

4.1	Regulation “S” Securities Subscription Agreement (incorporated by reference from our Registration Statement on Form SB-2 filed on April 18, 2006)

5.1	Opinion of Vincent & Rees*

10.1
Share Purchase Agreement dated November 21, 2007 among our company, Pantera Oil and Gas PLC, Aurora Petroleos SA and Boreal Petroleos SA (incorporated by reference from our Current Report on Form 8-K filed on November 26, 2007)

10.2	Form of Advisory Board Agreement (incorporated by reference from our Current Report on Form 8-K filed on February 4, 2008)

10.3	Equity Financing Agreement dated February 12, 2008 with FTS Financial Investments Ltd. (incorporated by reference from our Current Report on Form 8-K filed on February 15, 2008)

10.4	Return to Treasury Agreement dated February 26, 2008 with Peter Hughes (incorporated by reference from our Current Report on Form 8-K filed on February 28, 2008)

10.5	Amending Agreement dated March 17, 2008 with Artemis Energy PLC, Aurora Petroleos SA and Boreal Petroleos SA (incorporated by reference from our Current Report on Form 8- K filed on March 19, 2008)

10.6	Subscription Agreement dated February 28, 2008 with Trius Energy, LLC (incorporated by reference from our Quarterly Report on Form 10-QSB filed on April 14, 2008)

10.7	Joint Venture Agreement dated February 24, 2008 with Trius Energy, LLC (incorporated by reference from our Quarterly Report on Form 10-QSB filed on April 14, 2008)

10.8
Second Amending Agreement dated July 30, 2008 among our company, Artemis Energy PLC (formerly Pantera Oil and Gas PLC), Aurora Petroleos SA and Boreal Petroleos SA (incorporated by reference from our Current Report on Form 8- K filed on August 5, 2008)

10.9
Amended and Restated Share Purchase Agreement dated September 9, 2008 among company, Artemis Energy PLC (formerly Pantera Oil and Gas PLC), Aurora Petroleos SA and Boreal Petroleos SA (incorporated by reference from our Annual Report on for 10-KSB filed on September 15, 2008)

10.10	Agreement dated October 31, 2008 with Lakehills Production, Inc. and a private equity drilling fund (incorporated by reference from our Current Report on Form 8-K filed on November 5, 2008)

10.11	Severance Agreement by and between Chris Metcalf and the Company dated as of August 18, 2010.

10.12	Purchase Agreement, dated as of September 16, 2010, by and between the Company and Lincoln Park Capital Fund, LLC*

10.13	Purchase Agreement/Amendment*

14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10-KSB filed on August 28, 2007)

23.1	Consent of Independent Auditor*

* Previously filed.

UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Nevada or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scott, State of Louisiana, on December 21, 2010.

ESP Resources, Inc.

By: /s/ David Dugas
David Dugas
Chief Executive Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ David Dugas
David Dugas
Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Date: December 21, 2010

By: /s/ Tony Primeaux
Tony Primeaux
Director
Date: December 21, 2010

By: /s/ William Cox
William Cox
Director
Date: December 21, 2010